Exhibit 10(b)(q)

DEFERRED COMPENSATION CONTRACT

DEFERRAL OF DIRECTORS’ FEES

C. R. BARD, INC.

THIS AGREEMENT (the “Agreement”) made this          day of             , 2007, by and between C. R. BARD, INC., a New Jersey corporation (the “Company”) and                          residing at                                                  , (the “Director”).

WHEREAS, [the Company and Director previously entered into an amended and restated agreement dated                         , which allowed the Director to defer receipt of compensation for services rendered to the Company] or [the Director desires to defer receipt of payment compensation for services rendered to the Corporation];

[WHEREAS, the Company and Director desire to amend and restate the Agreement in order to clarify its operation; and

WHEREAS, the Company and Director intend for this document to govern all amounts credited to the Director’s Deferred Account (as defined below) as of the effective date of this amended and restated agreement.]

NOW, THEREFORE, in consideration of the premises, and in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

1.01 “Beneficiary” means the person (or persons) who are designated by the Director to receive benefits payable upon the Director’s death under this Agreement. Such designation shall be made by the Director on a form prescribed by the Company. The Director may at any time change or revoke such designation in writing on a form prescribed by the Company. If the Director has no living designated beneficiary on the date of the Director’s death, then the benefits otherwise payable to the designated beneficiary under this Agreement shall be paid to the Director’s estate.

1.02 “Change of Control” shall mean a change of control of the nature that would be required to be reported on a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; provided that, without limitation, a “Change of Control” shall be deemed to have occurred if (a) any person, as defined herein, shall become the beneficial owner at any time hereafter of capital stock of the Company, the voting power of which constitutes 20% or more of the general voting power of all of the Company’s outstanding capital or (b) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board. No sale to underwriters or private placement of its capital stock by the Company, nor any acquisition by the Company, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control. For purposes of the definition of “Change of Control,” the following definitions shall be applicable:

(a) The term “person” shall mean any individual, group, corporation or other entity.

(b) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Company:

(i) which such person owns directly, whether or not of record, or

(ii) which such person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

(iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933) of such person, or

(iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by another person with which such person or his “affiliate” or “associate” has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Company,

(c) The outstanding shares of capital stock of the Company shall include shares deemed owned through application of clauses (b) (ii), (iii) and (iv), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

1.03 “Closing Price” shall mean as of any given date the composite per share closing price of the Shares (as defined below) on the New York Stock Exchange for such date.

1.04 “Code” shall mean the Internal Revenue Code of 1986, as amended (or any successor statute thereto).

1.05 “Committee” shall mean the Governance Committee of the Board or such other committee as may be designated by the Board.

1.06 “Deferred Account” shall mean the book account maintained by the Company to record the Director’s Deferred Amount and interest or dividends, as applicable, thereon. As used herein, the term Deferred Account includes both the Deferred Stock Account and the Deferred Interest Account.

1.07 “Deferred Amount” shall mean the amount of fees that the Director elects to defer pursuant to Section 2 below.

1.08 “Deferred Interest Account” shall mean the Deferred Account described in Section 2.03.

1.09 “Deferred Stock Account” shall mean the Deferred Account described in Section 2.02.

1.10 “Payment Commencement Date” shall mean the first day of the calendar month next following the termination of the Director’s Term.

1.11 “Shares” shall mean shares of common stock, par value $.25, of the Company.

1.12 “Share Units” shall mean the number of Shares deemed to be credited to the Director’s Deferred Stock Account for recordkeeping purposes only. Share Units represent an obligation to pay a cash benefit based on the Closing Price as of the Trading Day preceding the applicable date of distribution.

1.13 “Term” shall mean the date of election or appointment of the Director and expiring on the earlier of the date of (a) termination of the Director’s service or (b) the Director’s resignation, removal or death.

1.14 “Trading Day” shall mean any day on which stocks are traded on the New York Stock Exchange.

SECTION 2. ELECTION TO DEFER DIRECTOR’S FEES.

2.01 Election. Prior to December 31 of each calendar year during the Term (or, within 30 days of the commencement of the Director’s Term), the Director may instruct the Company (on a form prescribed by the Company) to defer the Director’s fees otherwise payable to the Director for services rendered in the following calendar year (or, for an instruction given within the first 30 days of the commencement of the Director’s Term, to defer the Director’s fees for the services rendered during the remainder of the calendar year). The Director shall by written notice designate which Deferred Account (the Deferred Interest Account or the Deferred Stock Account) or Deferred Accounts that the Company should establish for said Director and the percentage (but not less than 25%) of the Deferred Amount to be credited to each such Deferred Account as set forth below.

2.02 Deferred Stock Account.

(a) Deferred Fees. On the date on which the Director would have received the fees that he or she elected to defer to the Deferred Stock Account, his or her Deferred Stock Account shall be credited with a number of Share Units (rounded to the nearest hundredth) equal to the amount of the deferred fees divided by the per share Closing Price for such date.

(b) Cash Dividends. When the Company pays a cash dividend on its Shares, the Director’s Deferred Stock Account shall be credited with an additional number of Share Units (rounded to the nearest hundredth) equal to the per share dividend amount times the number of Share Units in the Deferred Stock Account on the date such dividend is paid divided by the per share Closing Price for the date such dividend is paid. The preceding sentence shall continue to apply each time a cash dividend is paid until all of the Share Units in the Deferred Stock Account have been distributed.

(c) Stock Dividends. In the event of any stock dividend, stock split, combination of shares, recapitalization or the like of the common stock of the Company, the Company shall make an appropriate adjustment in the number of Share Units credited to the Director’s Deferred Stock Account.

2.03 Deferred Interest Account.

(a) Deferred Fees. On the date on which the Director would have received the fees that he or she elected to defer to the Deferred Interest Account, his or her Deferred Interest Account shall be credited with the dollar value of such fees.

(b) Deemed Interest. At the end of each calendar quarter until the Director’s Deferred Interest Account has been fully distributed, the Director’s Deferred Interest Account shall be credited with (i) simple interest equal to the average percentage of interest earned by the Company on its marketable securities portfolio during the preceding three (3) months, or (ii) if the Company fails to have a marketable securities portfolio, the prime rate as of the end of each calendar quarter as published in the Wall Street Journal.

SECTION 3. PAYMENT OF BENEFITS.

3.01 Default Distribution. Unless a Director elects annual installment payments pursuant to Section 3.02, payment of the amount attributable to the Director’s Deferred Accounts shall be paid in a single cash payment on the Payment Commencement Date in an amount determined under Sections 3.01(a) and (b) below.

(a) Deferred Stock Account. The amount payable from the Director’s Deferred Stock Account in accordance with this Section 3.01 shall be the number of dollars determined by multiplying the number of Share Units in the Director’s Deferred Stock Account on the Payment Commencement Date by the Closing Price on the preceding Trading Day.

(b) Deferred Interest Account. The amount payable from the Director’s Deferred Interest Account in accordance with this Section 3.01 shall be the number of dollars credited to such account on the Payment Commencement Date.

3.02 Deferred Distribution. In lieu of any payment under Section 3.01 above, a Director may make an irrevocable election, on a form prescribed by the Company, to receive benefits under the Plan in equal annual installments for a period of not greater than ten (10) years, as provided under Sections 3.02(a) and (b) below.

(a) Special or Initial Election. If the election described in 3.02 is made on or before the later of December 31, 2007 or the 30th day following the commencement of the Director’s Term, such benefits shall commence as of the Payment Commencement Date and thereafter shall continue on each anniversary of the Payment Commencement Date during the installment period elected.

(b) Subsequent Deferrals. If the election described in Section 3.02 is made after the later of December 31, 2007 or the 30th day following the commencement of the Director’s Term, such benefits shall commence with the first day of the month next following the fifth anniversary of the Payment Commencement Date and thereafter shall continue on each anniversary of the Payment Commencement Date during the installment period elected. Notwithstanding the foregoing, a Director’s election to receive benefits in annual installments under this Section 3.02(b) shall be null and void unless it is made at least twelve months prior to the date his or her benefit would otherwise have commenced under this Agreement.

(c) Installment Payments of Deferred Stock Account. Installment payments made from the Deferred Stock Account shall be determined by multiplying the Closing Price on the Trading Day preceding the Payment Commencement Date by the number of Share Units in the Deferred Stock Account on the Payment Commencement Date and dividing the result by the number of remaining installment payments. The number of Share Units remaining in the Deferred Stock Account shall then be reduced by the dollar amount of the installment payment divided by the Closing Price of the Shares on the preceding Trading Day. The process shall be repeated (and the installment payment recalculated) for each subsequent installment.

(d) Installment Payments of Deferred Interest Account. Installment payments made from the Deferred Interest Account shall be determined by dividing the amount credited to such account on the Payment Commencement Date by the number of remaining installment payments. The process shall be repeated (and the installment payment recalculated) for each subsequent installment.

3.03 Payment upon Change of Control. In the event of the termination of the Director’s Term following a Change of Control, any elections to the contrary notwithstanding, the Director shall receive his entire benefit under the Plan in a single cash payment to be made on the Payment Commencement Date in accordance with Sections 3.01(a) and/or (b), as applicable.

SECTION 4. DEATH BENEFITS.

4.01 If the Director dies on or after the date installment payments of Director’s distributable interest under this Agreement commence, the Director’s Beneficiary shall receive the Director’s remaining distributable interest under the Agreement in the manner determined under Section 3.02 and any election of the Director in effect as of the Director’s date of death.

4.02 If the Director dies prior to the date payment of the Director’s distributable interest under the Agreement is made or commences, the Director’s benefits shall be payable to the Beneficiary and shall commence on the Payment Commencement Date and, if applicable, thereafter shall continue on each anniversary of the Payment Commencement Date during any installment period elected by the Director. Such payments shall be made in the same form as elected by the Director in effect on the date of the Director’s death.

SECTION 5. ADMINISTRATION.

The Agreement shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. Such subcommittee shall consist of no less than two individuals each of whom qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code; provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any benefit made by such subcommittee. The Committee shall have exclusive power to determine the amount of, or method of determining, the benefit to be paid to the Directors. The Committee is authorized to interpret the Agreement, to establish, amend or rescind any rules and regulations relating to the Agreement and to make any other determinations that it deems necessary or desirable for the administration of the Agreement. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Agreement, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, the Director and his or her Beneficiaries). The Committee shall have the full power and authority, consistent with the provisions of the Agreement, to establish the terms and conditions of any benefit and to waive any such terms or conditions at any time. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of benefit paid under this Agreement.

SECTION 6. UNFUNDED AGREEMENT.

6.01 Any benefit under this Agreement is intended to constitute an “unfunded” deferred compensation benefit for Directors and as such, to be exempt from ERISA.

6.02 Any amount due and payable pursuant to the terms of the Agreement shall be paid out of the general assets of the Company. The Directors and any Beneficiaries shall not have an interest in any specific asset of the Company or any specific asset held hereunder as a result of this Agreement. The Company shall have no obligation to set aside any funds for the purpose of making any benefit payments under this Agreement. Nothing contained herein shall give the Director or any Beneficiaries any rights that are greater than those of an unsecured creditor of the Company with respect to any unpaid benefits under this Agreement. No action taken pursuant to the terms of this Agreement shall be construed to create a funded arrangement, Agreement asset, or fiduciary relationship among the Company, its designee, and the Directors or any Beneficiaries.

SECTION 7. AMENDMENT AND TERMINATION.

The Company reserves the right, at any time and from time to time, to alter, amend or terminate this Agreement in whole or in part; provided, however, that no such action may reduce or eliminate the Director’s Deferred Amount and other amounts credited by the Company in the Deferred Account as of the date of the act by the Company.

SECTION 8. DISPUTE RESOLUTION.

8.01 Arbitration.

(a) The parties agree that any dispute or claim concerning this Agreement or the terms thereof, including whether such dispute or claim is arbitrable, will be settled by arbitration. The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. Either party shall make a demand for arbitration by giving a demand in writing to the other party.

(b) The parties may agree upon one arbitrator, but in the event that they cannot agree, there shall be three, one named in writing by each of the parties and a third chosen by the two arbitrators. Should either party refuse or neglect to join in the appointment of the arbitrator(s) or to furnish the arbitrator(s) with any papers or information demanded, the arbitrator(s) are empowered by both parties to proceed ex parte. The arbitrators shall be persons who have a minimum of five years’ experience in resolving pension trust disputes during the ten years immediately preceding the dispute.

(c) Arbitration shall take place in the Borough of New Providence, State of New Jersey, and the hearing before the arbitrator(s) of the matter to be arbitrated shall be at the time and place within said Borough as is selected by the arbitrator(s).

(d) At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence and discovery applicable to judicial proceedings shall not be applicable. Evidence may be admitted or excluded in. the sole discretion of the arbitrator(s). Said arbitrator(s) shall hear and determine the matter and shall execute and acknowledge their binding award in writing and cause a copy thereof to be delivered to each of the parties. The decision of the arbitrator(s) including determination of amount of any damages suffered shall be exclusive, final and binding upon both parties, their heirs, executors, administrators, successors, and assigns.

(e) A judgment confirming the award of the arbitrator(s) may be rendered by any court having jurisdiction; or such court may vacate, modify, or correct the award in accordance with the prevailing laws of the State of New Jersey. To the extent that any language contained in this arbitration clause shall be inconsistent with any provision of NJS 2A:24-1 et seq. or any provision of the Commercial Arbitration Rules referred to herein, it is the intention of the parties hereto that the subsequent inconsistent provision of this clause shall control.

(f) Notwithstanding anything contrary in this Agreement, this section is in no way an attempt to limit discovery which shall be at the sole discretion and prior approval of the arbitrator(s) and his (their) rulings on discovery shall be binding; however, he (they) is (are) to be guided by the most expeditious manner in resolving disputes under this Agreement.

8.02 Costs & Attorney Fees.

The costs of such arbitration shall be borne by the Company. In the event that the Director shall be the prevailing party in any arbitration or any action at law or in equity to enforce an arbitration award, the Company shall pay the Director all costs, expenses and reasonable attorneys’ fees incurred therein by such Director including, without limitation, such costs, expenses and fees on any appeals.

SECTION 9. ASSIGNMENT AND TRANSFER.

Except as set forth in Section 4 of this Agreement, neither the Director nor the Director’s Beneficiary or estate shall have any right to commute, sell, assign, convey or otherwise transfer the rights to receive any payment hereunder, which payments and all the rights thereto are expressly declared to be non-assignable and non-transferable, and any such attempted transfer shall be null and void and the Company shall have no further liability hereunder. No benefit payment shall, in any manner be subject to garnishment, attachment, execution, levy, debts, contracts, liabilities, engagements or torts of the Director or the Director’s Beneficiary or estate.

SECTION 10. BINDING EFFECT.

Except as herein provided, this Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors (including, but not limited to, successors resulting from any corporate merger or acquisition) or permitted assigns.

SECTION 11. NO RIGHTS TO CONTINUED DIRECTORSHIP.

Nothing in this Agreement shall confer upon a Director any right to continue to serve as a member of the Board or any committee of the Board, to be retained by the Company as a consultant or to be employed by the Company as an employee and shall not interfere in any way with the right of the Company to terminate the Director’s service as a member of the Directors or any committee of the Board as set forth in the by-laws of the Company or the Director’s consulting or employment relationship with the Company, if any, at any time.

SECTION 12. NOTICES.

Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to the Director at his or her address hereinabove set forth or such other address as he or she may designate in writing to the Company, or to the Company, Attention: Secretary, at 730 Central Avenue, Murray Hill, New Jersey 07974, or such other address as the Company may designate in writing to the Director.

SECTION 13. GOVERNING LAW.

This Agreement shall be governed by and construed according to the laws of the State of New Jersey, determined without regard to its conflicts of law rules.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

Director

C. R. BARD, INC.

By: